EXHIBIT 4.4

AMENDMENT TO WARRANTS

THIS AMENDMENT TO WARRANTS ("Warrant Amendment") is effective as of July 7, 2003, and amends Warrant No. I-1 to purchase 243,750 shares of common stock of Voxware, Inc. ("Voxware"), Warrant No. I-2 to purchase 81,250 shares of Voxware's common stock, and Warrant Purchase and Release Agreement dated April 24, 2000 by and among Voxware, Inc. and InRoad, Inc. and Stratos Product Development, LLC to purchase 50,000 shares of Voxware's common stock (together referred to as the "Warrants").

Pursuant to an Amendment dated January 25, 2003 by and among Voxware, Inc., Verbex Acquisition Corporation and InRoad, Inc., the Warrants are hereby amended to reflect an exercise price of $0.032 per share as of the effective date hereof (original exercise price was $3.08 per share). This Warrant Amendment also amends the term of the Warrants by extending the expiration to April 4, 2008.

VOXWARE, INC.
/s/ Bathsheba J. Malsheen
Bathsheba J. Malsheen
President and Chief Executive Officer

/s/ Nicholas Narlis
Nicholas Narlis
Senior Vice President and Chief Financial Officer

/s/ Allan H. Stephan
Stratos Product Development, LLC
Allan H. Stephan CEO

/s/ Allan H. Stephan
InRoad, Inc.
Allan H. Stephan CEO